Exhibit 23.1
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1998 Employee Stock Purchase Plan of Rational Software Corporation, the ObjecTime Limited U.S. Stock Option Plan (1997), the ObjecTime Limited Canadian Stock Option Plan (1997), the 1998 ObjecTime Limited U.S. Stock Option Plan and the 1998 ObjecTime Limited Canadian Stock Option Plan of ObjecTime Limited, of our report dated April 14, 1999, with respect to the consolidated financial statements and schedule of Rational Software Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1999, filed with the Securities and Exchange Commission.











                                                 /s/ Ernst & Young LLP

Palo Alto, California
January 11, 2000